International Growth and Income Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

December 31, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$35,796
Class B	$131
Class C	$1,356
Class F1	$5,032
Class F2	$6,680
Total	$48,995
Class 529-A	$813
Class 529-B	$6
Class 529-C	$122
Class 529-E	$23
Class 529-F1	$48
Class R-1	$43
Class R-2	$228
Class R-3	$231
Class R-4	$199
Class R-5	$429
Class R-6	$5,421
Total	$7,563

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3240
Class B	$0.2056
Class C	$0.2012
Class F1	$0.3190
Class F2	$0.3539
Class 529-A	$0.3138
Class 529-B	$0.1806
Class 529-C	$0.1920
Class 529-E	$0.2744
Class 529-F1	$0.3421
Class R-1	$0.3062
Class R-2	$0.2061
Class R-3	$0.2759
Class R-4	$0.3278
Class R-5	$0.3658
Class R-6	$0.3725

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	109,964
Class B	601
Class C	6,685
Class F1	15,947
Class F2	19,145
Total	152,342
Class 529-A	2,659
Class 529-B	29
Class 529-C	645
Class 529-E	88
Class 529-F1	167
Class R-1	132
Class R-2	1,126
Class R-3	848
Class R-4	643
Class R-5	1,183
Class R-6	14,967
Total	22,487

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.70
Class B	$31.67
Class C	$31.64
Class F1	$31.70
Class F2	$31.71
Class 529-A	$31.67
Class 529-B	$31.64
Class 529-C	$31.55
Class 529-E	$31.67
Class 529-F1	$31.71
Class R-1	$31.66
Class R-2	$31.58
Class R-3	$31.67
Class R-4	$31.69
Class R-5	$31.82
Class R-6	$31.70